Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10105 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

January 30, 2024

Massimo Group

3101 W Miller Road

Garland, TX 75041

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Massimo Group, a Nevada corporation (the “Company”), in a public offering (the “Offering”) pursuant to the Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on December 18, 2023 (as may be amended from time to time, the “Registration Statement”) relating to the issuance by the Company of, among other securities, warrants (the “Representative Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) equal to an aggregate of up to 5% of the total number of shares of Common Stock sold in the Offering, including any shares of Common Stock sold pursuant to the issuance of additional shares of Common Stock upon exercise of the over-allotment option granted by the Company to Roth Capital Partners, LLC, the representative of the several underwriters in the Offering (the “Representative”), or its designees, solely to cover over-allotments. The Representative Warrants are being registered pursuant to the Registration Statement, and we understand that the Representative Warrants are to be offered and sold in the manner described in the Registration Statement and the related prospectus included therein (the “Prospectus”). This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

The Representative Warrants are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and the Representative, on behalf of itself and as representative to the several underwriters to be named therein.

For purposes of rendering the opinions set forth below, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion including: (i) the Registration Statement, including the exhibits filed therewith; (ii) the Prospectus; (iii) the Company’s Articles of Incorporation, a copy of which has been filed as Exhibit 3.1 to the Registration Statement; (iv) the Company’s Bylaws, filed as Exhibit 3.2 to the Registration Statement, which will become effective at the effective time of the Registration Statement; (v) the form of the Underwriting Agreement, filed as Exhibit 1.1 to the Registration Statement; (vi) the form of Representative Warrant, filed as Exhibit 3.3 to the Registration Statement; and (vii) the corporate resolutions and other actions of the Company that authorize and provide for the filing of the Registration Statement, and we have made such other investigation as we have deemed appropriate. We have not independently established any of the facts so relied on.

We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.

Based on the foregoing, we are of the opinion that:

1. Representative Warrants. When the Registration Statement becomes effective under the Act and when the Representative Warrants are issued and sold, as contemplated by the Registration Statement, such Representative Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Representative Warrants.

Our opinion herein is expressed solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP